Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8800

Così, Inc. Reports 2010 Fourth Quarter and Full Year Results

DEERFIELD, IL – March 28, 2011 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported a net loss for the fourth quarter ended December 27, 2010 of $(2,784,000), or $(0.05) per basic and diluted common share, compared with a net loss of $(4,447,000), or $(0.11) per basic and diluted common share in the fourth quarter of 2009.

Così’s total revenues for the 2010 fourth quarter decreased 10.2% to $25,355,000 from $28,238,000 in the 2009 fourth quarter.  Company-owned restaurant net sales declined 11.1% in the fourth quarter to $24,632,000, compared to $27,708,000 in the previous year’s quarter largely due to the sale of 13 Company-owned restaurants to a franchisee in the second quarter of 2010.  Franchise fees and royalty revenues for the 2010 fourth quarter contributed $723,000 compared to $530,000 in the 2009 fourth quarter.  The year over year fourth quarter increase in franchise fees and royalties was largely the result of royalties associated with the 13 restaurants sold to a franchisee in the second quarter of 2010.

System-wide comparable restaurant net sales for the 2010 fourth quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 4.5% increase compared to the fourth quarter of 2009.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended December 27, 2010
Company-owned	6.1%
Franchise-operated	1.8%
Total System	4.5%

For the fiscal year ended December 27, 2010 Così reported a net loss of $(3,141,000) or $(0.06) per basic and diluted common share, compared with fiscal 2009, when Così’s net loss was $(11,104,000), or $(0.27) per basic and diluted common share.

Così’s total revenues for fiscal 2010 decreased 7.5% to $109,699,000 from $118,573,000 in fiscal 2009.  Company-owned net restaurant sales declined 8.4% in fiscal 2010 to $106,636,000, compared to $116,375,000 in fiscal 2009 due primarily to the sale of 13 Company-owned restaurants to a franchisee in the second quarter of 2010.  Franchise fees and royalty revenues for fiscal 2010 contributed $3,063,000 compared to $2,198,000 in fiscal 2009.  The year over year increase in franchise fees and royalties was largely the result of royalties associated with the 13 restaurants sold to a franchisee in the second quarter of 2010.

System-wide comparable restaurant net sales for fiscal 2010 as measured for restaurants in operation for more than 15 months increased by 2.4% as compared to fiscal 2009.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 52 weeks ended
December 27, 2010
Company-owned	2.6%
Franchise-operated	2.0%
Total System	2.4%

"We are pleased to report our third consecutive quarter of system-wide comparable sales growth.”  James Hyatt, Così's President and Chief Executive Officer, said, “We are also pleased with the quarter over quarter improvement achieved in our restaurant operating margins.  We believe the results for the quarter reflect our continued focus on driving traffic and sales while working to improve operating margins and control administrative costs.”

2010 Fourth Quarter and Full Year Financial Performance Review
Contributing to Così’s aforementioned 11.1% decrease in fourth quarter Company-owned net sales as compared to the fourth quarter last year was the impact of the sale of thirteen Company-owned restaurants to a franchisee during the second quarter of 2010 which was partially offset by a 6.1% increase in Company-owned comparable sales.  The Company-owned comparable net sales increase of 6.1% was comprised of a 3.8% increase in traffic and a 2.3% increase in average guest check.

For the fourth quarter, Così reported a 120 basis point decrease in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the fourth quarter of 2009. The change resulted from decreases of 80, 30 and 10 basis points, as a percentage of restaurant net sales, in labor and related benefits, cost of food and beverage and occupancy and other restaurant operating expenses, respectively. The decrease in labor and related benefits and occupancy and other restaurant operating expenses as a percentage of restaurant net sales was due primarily to the impact of the comparable restaurant net sales increase on the fixed portion of these costs during the period.

During the 2010 fourth quarter, the Company reported general and administrative expenses of $3,584,000 or 14.1% of total revenues as compared to $3,719,000 or 13.2% for the 2009 fourth quarter.  The decrease in 2010 expense as compared to 2009 was due primarily to reductions in labor and related benefits as well as certain third party fees partially offset by higher marketing costs.

For the full year 2010, the 8.4% decrease in Company-owned restaurant net sales as compared to fiscal 2009 was due primarily to the impact of the sale of thirteen Company-owned restaurants to a franchisee during the second quarter of 2010 which was partially offset by a 2.6% increase in Company-owned comparable sales. The Company-owned comparable sales increase of 2.6% was comprised of a 0.9% increase in traffic and a 1.7% increase in average guest check.

For fiscal 2010, Così reported a 110 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with fiscal 2009. The change resulted from increases of 60, 40 and 10 basis points, as a percentage of restaurant net sales, in labor and related benefits, occupancy and other restaurant operating expenses and cost of food and beverage, respectively.

During fiscal 2010, the Company reduced its general and administrative expenses by 6.4% or $943,000 to $13,692,000 from $14,635,000 due primarily to savings in labor and related benefits.  As a percentage of total revenues, general and administrative expenses increased to 12.5% in fiscal 2010 as compared to 12.3% in 2009 largely due to the impact of the sale of thirteen Company-owned restaurants to a franchisee during the second quarter of 2010.

Così reported that as of December 27, 2010 it had cash and cash equivalents of $10,307,000 and virtually no debt other than lease obligations.

Development Performance
Così ended fiscal 2010 with a total of 142 locations consisting of 83 Company-owned locations and 59 franchised locations.  During the 2010 fourth quarter, two Company-owned locations were closed, one in Darien, Connecticut and one in Ann Arbor, Michigan. Subsequent to the end of the 2010 fourth quarter, one additional Company-owned location was closed in Oak Park, Illinois.

About Così, Inc.
Così® (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 82 Company-owned and 59 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, melts, soups, Così® Squagels®, breakfast wraps, oatmeal, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of December 27, 2010 and December 28, 2009
(dollars in thousands)

	December 27, 2010	December 28, 2009
Assets
Current assets:
Cash and cash equivalents	$10,307	$4,079
Accounts receivable, net	697	539
Notes receivable, current portion	506	21
Inventories	744	967
Prepaid expenses and other current assets	1,639	2,136
Total current assets	13,893	7,742

Furniture and fixtures, equipment and leasehold improvements, net	15,009	22,100
Notes receivable, net of current portion	1,195	141
Other assets	1,254	1,587
Total assets	$31,351	$31,570

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,992	$3,079
Accrued expenses	9,237	9,628
Deferred franchise revenue	61	44
Current portion of other long-term liabilities	545	588
Total current liabilities	12,835	13,339

Deferred franchise revenue	2,238	2,563
Other long-term liabilities, net of current portion	4,592	6,343
Total liabilities	19,665	22,245

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
51,682,891 and 40,862,474 shares issued, respectively	517	409
Additional paid-in capital	283,388	277,994
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(271,021)	(267,880)
Total stockholders' equity	11,686	9,325
Total liabilities and stockholders' equity	$31,351	$31,570

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc
Consolidated Statements of Operations
For the Three and Twelve Month Periods Ended December 27, 2010 and December 28, 2009
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 27, 2010	December 28, 2009	December 27, 2010	December 28, 2009

Revenues:
Restaurant net sales	$24,632	$27,708	$106,636	$116,375
Franchise fees and royalties	723	530	3,063	2,198
Total revenues	25,355	28,238	109,699	118,573

Costs and expenses:
Cost of food and beverage	5,636	6,418	24,366	26,429
Restaurant labor and related benefits	9,182	10,559	40,161	43,151
Occupancy and other restaurant operating expenses	7,972	9,010	33,977	36,617
	22,790	25,987	98,504	106,197
General and administrative expenses	3,584	3,719	13,692	14,635
Depreciation and amortization	1,101	1,606	4,773	7,050
Restaurant pre-opening expenses	-	13	-	13
Provision for losses on asset impairments
and disposals	432	1,292	732	1,530
Closed store costs	132	3	152	48
Lease termination expense, net	39	116	203	322
Gain on sale of assets	61	(102)	(5,205)	(102)
Total costs and expenses	28,139	32,634	112,851	129,693
Operating loss	(2,784)	(4,396)	(3,152)	(11,120)
Other income (expense):
Interest income	-	-	1	3
Interest expense	-	-	(4)	(4)
Other income	-	(51)	14	17
Total other income (expense)	-	(51)	11	16

Net loss	(2,784)	(4,447)	(3,141)	(11,104)

Per Share Data:
Loss per share, basic and diluted	$(0.05)	$(0.11)	$(0.06)	$(0.27)

Weighted average common shares outstanding	51,233,243	40,528,857	50,638,031	40,423,184

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percentage of Revenues
For the Three and Twelve Month Periods Ended December 27, 2010 and December 28, 2009

	Three Months Ended				Twelve Months Ended
	December 27, 2010		December 28, 2009		December 27, 2010		December 28, 2009

Revenues:
Restaurant net sales	97.1%		98.1%		97.2%		98.1%
Franchise fees and royalties	2.9		1.9		2.8		1.9
Total revenues	100.0		100.0		100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	22.9		23.2		22.8		22.7
Restaurant labor and related benefits (1)	37.3		38.1		37.7		37.1
Occupancy and other restaurant operating expenses (1)	32.4		32.5		31.9		31.5
	92.6		93.8		92.4		91.3
General and administrative expenses:	14.1		13.2		12.5		12.3
Depreciation and amortization	4.3		5.7		4.4		5.9
Restaurant pre-opening expenses	-		-		-		-
Provision for losses on asset impairments and disposals	1.7		4.6		0.7		1.3
Closed store costs	0.5		-		0.1		-
Lease termination expense, net	0.2		0.4		0.2		0.3
Gain on sale of assets	0.2		(0.4)		(4.7)		(0.1)
Total costs and expenses	111.0		115.6		102.9		109.4
Operating loss	(11.0)		(15.6)		(2.9)		(9.4)
Other income (expense):
Interest income	-		-		-		-
Interest expense	-		-		-		-
Other expense	-		(0.2)		-		-
Total other income (expense)	-		-		-		-

Net loss	(11.0	) %	(15.8	) %	(2.9	) %	(9.4	) %

(1) These are expressed as a pecentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants
	Fiscal Year
	2010			2009			2008
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total	Company- Owned		Franchise	Total

Restaurants at beginning of period	99	46	145	101	50	151	107	a	34	141
Company-owned sold to franchisee	13	13	-	-	-	-	-		-	-
New restaurants opened	-	2	2	2	6	8	1		19	20
Restaurants permanently closed	3	2	5	4	10	14	7		3	10
Restaurants at end of period	83	59	142	99	46	145	101		50	151

a - Includes three locations that are classified as discontinued operations.